PACIFIC CONTINENTAL

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated and signed as of November 9, 2007, is entered into between PACIFIC CONTINENTAL BANK (“Bank”), PACIFIC CONTINENTAL CORPORATION (“Corporation”) and HAL M. BROWN (“Executive”).

RECITALS

A.	Executive currently serves as Chief Executive Officer of the Bank and the Corporation.

B.	Corporation and Bank desire Executive to continue his employment at the Bank and the Corporation under the terms and conditions of this Agreement.

C.	Executive desires to continue his employment at the Bank and the Corporation under the terms and conditions of this Agreement.

D.	This Agreement supersedes any and all other employment, severance or similar agreements that may currently be in effect for Executive with either the Bank or the Corporation.

AGREEMENT

In consideration of the promises set forth in this Agreement, the parties agree as follows.

1. Employment. The Bank and the Corporation agree to employ Executive, and Executive accepts employment by the Bank and the Corporation on the terms and conditions set forth in this Agreement. Executive's title will be Chief Executive Officer of the Bank and the Corporation.

2. Term. The term of this Agreement (“Term”) commences from the date hereof and expires on April 30, 2010, unless sooner terminated in accordance with Section 9 or extended until April 30 of subsequent years in accordance with this Section 2. Notwithstanding any termination or expiration of this Agreement, so long as Executive is employed by the Corporation or any of its subsidiaries, the provisions of Section 10 shall survive until such time as the Corporation's Board of Directors specifically terminates Section 10.

a.
Each year, commencing in 2008, Executive may include, as an agenda item for consideration by the Boards of Directors of the Corporation and the Bank at their annual organization meetings, the extension of the Term of this Agreement for an additional one year (the “Extension Notice”). By way of example, if the Term is extended at the annual meetings in 2008, then this Agreement shall expire on April 30, 2011 rather than April 30, 2010, and if the Term is subsequently extended at the annual meetings in 2009, then this Agreement shall accordingly expire on April 30, 2012.

b.
If Executive provides the Extension Notice, then the Term of this Agreement shall be extended for one additional year unless a majority of the Boards of Directors of both the Corporation and Bank (excluding Executive, if the Executive serves on the Board of Directors) elect not to extend the Term at their annual organization meetings.  If the Boards of Directors elect not to extend the Term, written notice of such fact shall be promptly given to Executive.

c.
If Executive fails to provide the Extension Notice, then the Term of this Agreement shall be extended only if a majority of the Boards of Directors of both the Corporation and Bank (excluding Executive, if the Executive serves on the Board of Directors) elect to extend the Term for one additional year and Executive agrees to such extension.

3.	Duties. The Corporation and Bank will employ Executive as its Chief Executive Officer. Executive will faithfully and diligently perform his assigned duties, which are as follows:

a. Performance. Executive will be responsible for establishing and executing the strategic objectives for the Bank and the Corporation.  Executive will direct the President of the Bank and the Corporation, and together they will be responsible for all aspects of the Bank’s performance, including without limitation, seeing that daily operational and managerial matters are performed in a manner consistent with the Corporation's and the Bank's policies.

b.
Development and Preservation of Business. Executive will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities) in the Bank's market area.

c.	Development and Preservation of Investor Awareness. Executive will be responsible for the development and preservation of the Corporation’s retail and institutional investor relations.

d.	Report to Board. Executive will report directly to the Corporation’s and Bank’s boards of directors..

4.
Extent of Services. Executive will devote all of his working time, attention and skill to the duties and responsibilities set forth in Section 3. To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor, but (a) Executive may not actively participate in the operation or management of those businesses, and (b) Executive may not, without the Bank's or Corporation's prior written consent, make or maintain any investment in a business with which the Bank and/or Corporation has an existing competitive or commercial relationship.

5.
Salary. Executive will initially receive an annual base salary of $290,000, to be paid in accordance with the Bank's regular payroll schedule. Subsequent salary increases are subject to the Bank's and Corporation's annual review of Executive's compensation and performance.

6.
Incentive Compensation. Each year during the Term, the Bank's board of directors will determine the amount of incentive compensation to be paid by the Bank to Executive for that year. Such incentive compensation shall be determined in accordance with the Bank's incentive programs, as such programs are in effect as of the date of this Agreement and as they may be modified with Executive's prior approval. This incentive compensation will be paid to Executive no later than March 31 of the year following the year in which the incentive compensation is earned by Executive.

7.
Income Deferral. Executive will be eligible to participate in any program available to the Bank's and Corporation's senior management for income deferral, for the purpose of deferring receipt of any or all of the compensation he may become entitled to under this Agreement.

8.	Vacation and Benefits.

a.
Vacation and Holidays. Executive will receive six (6) weeks of paid vacation each year. Each year, Executive may carry over up to three (3) weeks of unused vacation to the following year. Any unused vacation time in excess of four (4) weeks will not accumulate or carry over from one calendar year to the next.

b.
Benefits. Executive will be entitled to participate in any group life insurance, disability, health and accident insurance plans, profit sharing and pension plans and in other employee fringe benefit programs the Bank or Corporation may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Bank's or Corporation's Board of Directors with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan, 401(k) plan (including matching or profit plan), and Supplemental Executive Retirement Plan (SERP). Neither the Bank nor Corporation though this Agreement obligates itself to make any particular benefits available to its employees.

c.
Business Expenses. The bank will reimburse Executive for ordinary and necessary expenses which are consistent with past practice at the Bank (including, without limitation, travel, entertainment, and similar expenses) and which are incurred in performing and promoting the Bank's business. Executive will present on a monthly basis itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service.

9. Termination of Employment.

a.
Termination by Bank for Cause. If, during the Term, the Bank terminates Executive's employment for Cause (defined below), the Bank will pay Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of his termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 9.  Additionally, and immediately upon termination, all equity grants that are vested and all equity grants not yet vested shall terminate and may no longer be exercised.

b.
Other Termination by Bank. If, during the Term, the Bank terminates Executive's employment without Cause, or Executive terminates his employment for Good Reason (defined below), the Bank will pay Executive the compensation (including 100% of the potential incentive compensation described in Section 6) and other benefits (described in Section 8) he would have been entitled to if his employment had not terminated (the "Termination Payment"), for a period of twelve months. Additionally, all unvested equity grants will become immediately vested upon termination.  All equity awards other than options shall be settled immediately.  All vested options, including any accelerated vesting as a result of termination, shall expire on, if not exercised before, the earlier of (i) the same day of the third month after the date of termination, or (ii) the expiration date of the option provided in the award agreement.  In the event of a termination related to a Change in Control pursuant to Section 10, the provisions of Section 10 shall supersede this section.

c.
Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 days as a result of a physical or mental disability (such inability being, a "Disability"), unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank. If termination occurs under this Section 9(c), Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive's employment terminated. Additionally, all unvested equity grants will become immediately vested upon Death or Disability.  All equity awards other than options shall be settled immediately.  All vested options, including any accelerated vesting as a result of Death or Disability, shall expire on, if not exercised before, the earlier of (i) one year after the date of Death or Disability, or (ii) the expiration date of the option provided in the award agreement.

d.
Return of Bank Property. If and when Executive ceases, for any reason, to be employed by the Bank or Corporation, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank or Corporation, At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank or the Corporation. The obligations in this paragraph include the return of documents and other materials which may be in his desk at work, in his car, in place of residence, or in any other location under his control.

e. Cause. "Cause" means any one or more of the following:

(1)	Willful misfeasance or gross negligence in the performance of Executive's duties;

(2) Conviction of a crime in connection with his duties; or

(3)	Conduct demonstrably and significantly harmful to the Bank, as reasonably determined on the advice of legal counsel by the Bank's Board of Directors.

f. Good Reason. "Good Reason" means only any one or more of the following:

(1)
Reduction of Executive's salary or reduction or elimination of any significant compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all Bank employees (or employees of a successor or controlling entity of the Bank) formerly benefited;

(2)	The assignment to Executive without his consent of any authority or duties materially inconsistent with Executive's position as of the date of this Agreement; or

(3)
A relocation or transfer, without Executive’s consent, of Executive's principal place of employment that would require Executive to commute on a regular basis more than 50 miles each way from his present place of employment, currently 222 S.W. Columbia, Portland, OR,.

g.
Change in Control. "Change in Control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of the Bank, within the meaning of section 280G of the Internal Revenue Code.

10.             Payment Related to a Change in Control.

a.	Payment Triggers. Upon the occurrence of any of the following, each of which is a "Triggering Event," Executive will be entitled to receive the payment and benefits described in Section 10(b):

(1)
A Change in Control of the Bank and/or the Corporation is consummated while Executive is employed by the Bank, and Executive is not offered a Comparable Position (as defined below) with the acquiring company;

(2)	Within one year after accepting a Comparable Position with the acquiring company, Executive's employment ceases for any reason other than termination for Cause;

(3)
The Bank terminates Executive's employment without Cause or Executive resigns for Good Reason, and within one year thereafter the Bank and/or the Corporation enters into an agreement for a Change in Control or any party announces or is required by law to announce a prospective Change in Control of the Bank and/or the Corporation;

(4)	A "Comparable Position" means the position of President and Chief Operating Officer of the acquiring company, on financial terms in the aggregate no less favorable than this Agreement.

b.
Payment Amount. If a Triggering Event occurs, the Bank will pay Executive, upon the closing of the Change in Control or termination of Executive's employment, whichever is applicable, a single payment in an amount equal to two and one-half (2.5) times the Executive's potential annual compensation less the amount of any Termination Payments that may have been paid to Executive pursuant to Section 9(b). Executive's potential annual compensation is the Executive's current annual salary plus 100% of the Executive's current potential incentive compensation, as described in Section 6. If Executive's employment is terminated pursuant to Section 10(a), the Bank will also maintain and provide for one-year following Executive's termination or the closing of the Change in Control, whichever is later, at no cost to Executive, the benefits described in Section 8(b) to which Executive is entitled (determined as of the day before the date of such termination); but if Executive's participation in any such benefit is thereafter barred or not feasible, or discontinued or materially reduced, the Bank will arrange to provide Executive with either benefits substantially similar to those benefits or a cash payment of substantially similar value in lieu of the benefits.  Additionally, if Executive's employment is terminated pursuant to Section 10(a), all unvested equity grants will become immediately vested upon closing of the Change in Control or termination of employment, whichever is later.  All equity awards other than options shall be settled immediately.  All vested options, including any accelerated vesting as a result of termination or Change in Control, shall expire on, if not exercised before, the earlier of (i) the same day of the third month after the date of termination, or (ii) the expiration date of the option provided in the award agreement.

c.	Limitations on Payments Related to Change in Control. The following apply notwithstanding any other provision of this Agreement:

(1)
If the total of the payments and benefits described in Section 10(b) will be an amount that would cause them to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code (a "Parachute Payment Amount"), then such payment(s) shall be reduced so that the total amount thereof is $1 less than the Parachute Payment Amount; and

(2)
Executive's right to receive the payments and benefits described in Section 10(b) terminates immediately if before the Change in Control transaction closes, Executive terminates his employment without Good Reason or the Bank terminates Executive's employment for Cause.

d.
Survival. The provisions of this Section 10 will survive any termination or expiration of this Agreement until such time as the Corporation's Board of Directors specifically terminates this Section 10.

11.
 Confidentiality. Executive will not, after the date this Agreement is signed, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank or Corporation or their business operations, unless (1) the Bank or Corporation consents to the use or disclosure of their respective confidential information; (2) the use or disclosure is consistent with Executive's duties under this Agreement; or (3) disclosure is required by law or court order. For purposes of this Agreement, confidential business information includes, without limitation, trade secrets, various confidential information concerning all aspects of current and future operations, nonpublic information on investment management practices, marketing plans, pricing structure and technology of either the Bank or Corporation.

12.
 Nonsolicitation. For two years after Executive's employment under this Agreement terminates, Executive will not, directly or indirectly, persuade or entice, or attempt to persuade or entice, (i) any employee of the Bank or Corporation to terminate his/her employment with the Bank or Corporation, or (ii) any customer of the Bank or Corporation to terminate his/her relationship with the Bank or Corporation or to otherwise direct any portion of his/her business away from the Bank or Corporation.

13.
Injunctive Relief.  Executive acknowledges that the Corporation and the Bank would be irreparably harmed if Executive breaches any of its obligations under Sections 11 or 12 and that, in light of all of the facts and circumstances of the relationship between Executive, the Corporation and the Bank, the obligations referred to in Sections 11 and 12 are fair and reasonably necessary for the protection of the Corporation’s and the Bank's confidential information, goodwill and other protectable interests..  Accordingly Executive agrees that in the event of a breach or threatened breach thereof, the Corporation and/or the Bank shall be entitled to injunctive relief to prevent such breach and to secure enforcement (which shall be in addition to any other rights or remedies available to the Corporation or the Bank) and neither the Corporation nor the Bank shall not be required to post a bond as a condition for the granting of this relief..  In addition, if a court, arbitrator or other person called upon to adjudicate a dispute involving the foregoing Sections 11 or 12 finds that the obligations thereunder are not enforceable under applicable law because they are too broad in any respect, then the court, arbitrator or other person may revise the obligations to the minimum extent necessary to make such obligations enforceable.

14.
Covenants. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 11 and 12 and that the Corporation and/or the Bank are entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement.

15.	Arbitration.

a.
Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees,

b.	Governing Law. All proceedings will be held at a place designated by the arbitrator in Lane County, Oregon.

c.
Exception to Arbitration. Notwithstanding the above, if Executive violates Section 11 or 12, the Bank and/or Corporation will have the right to initiate the court proceedings described in Section 13b, in lieu of an arbitration proceeding under this Section 15.

16.             Miscellaneous Provisions.

a.
Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter, including without limitation the Employment Agreements among the parties dated April 15, 2005 and May 16, 2006.

b.	Binding Effect. This Agreement will bind and inure to the benefit of the Bank’s, Corporation's and Executive's heirs, legal representatives, successors and assigns.

c.
Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

d.
Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights, A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

e.	Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

f.	Amendment. This Agreement may be modified only through a written instrument signed by both parties.

g.	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

h.
Governing Law and Venue. This Agreement will be governed by and construed in accordance with Oregon law, except to the extent that certain matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Lane County, Oregon.

Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

Signed: November 9, 2007

EXECUTIVE:
/s/ Hal M. Brown
Hal M. Brown

PACIFIC CONTINENTAL BANK:
     /s/ Robert Ballin
By:           Robert Ballin
Chairman of the Board

PACIFIC CONTINENTAL CORPORATION:
                                          /s/Rober Ballin
By:           Robert Ballin
Chairman of the Board